EXHIBIT 99

MDU Resources to Acquire Intermountain Gas Company

BISMARCK, N.D. – July 1, 2008 – MDU Resources Group, Inc. (NYSE:MDU) announced today that it entered into an agreement to acquire Intermountain Gas Company, a wholly-owned subsidiary of privately held Intermountain Industries, Inc. The acquisition is a cash-for-stock transaction.

Intermountain Gas, headquartered in Boise, Idaho, serves more than 300,000 customers in 74 communities in Idaho, including the Boise metropolitan area, Twin Falls, Sun Valley, Pocatello and Idaho Falls. Intermountain was founded in 1955 and employs 332 people.

The enterprise value of the transaction, including indebtedness, is approximately $328 million. The company expects to finance the transaction through traditional means, including the issuance of a combination of long-term debt and equity, on a basis consistent with MDU Resources’ utility capital structure.

“Intermountain’s service territory and their employee expertise and culture is a great long-term strategic fit within our existing regulated operations area, which stretches from Minnesota to the Pacific Northwest,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “Consistent with our long-term objective of growing our regulated utility as part of our overall business portfolio, Intermountain operates in a high-growth area with recent customer growth of approximately 4.5 percent annually. In total, after closing, our utility customer base will exceed 930,000 customers.”

The completion of the acquisition is subject to various regulatory reviews, as well as clearance under the Hart-Scott-Rodino Act, and satisfaction of other customary closing conditions. It is anticipated that closing will occur during the fourth quarter of 2008.

“As part of our extensive due diligence process, we found that Intermountain operates much like MDU Resources, with integrity and the priority of providing safe and reliable service to its customers,” Hildestad said. “We are extremely pleased to have a company of Intermountain’s reputation join ours.”

“When we made the decision to sell Intermountain Gas, it was very important to us that it become a part of an organization that would continue to build on our tradition of commitment to customers, employees and the communities we serve,” said Wm. “Bill” Glynn, president of Intermountain Industries. “I have personally known MDU for 30 years and they are such a company.”

When the transaction is completed, Intermountain will become an indirect wholly owned subsidiary of MDU Resources, continuing to operate as Intermountain Gas Company. Intermountain will join Montana-Dakota Utilities Co., Great Plains Natural Gas Co. and Cascade Natural Gas Corp. as MDU Resources utility business units. The utility segment currently serves approximately 510,000 natural gas customers in North Dakota, Minnesota, Montana, Oregon, South Dakota, Washington and Wyoming, as well as nearly 121,000 electric customers in North Dakota, Montana, South Dakota and Wyoming.

J.P. Morgan Securities Inc. acted as financial advisor to MDU Resources and Thelen Reid Brown Raysman & Steiner LLP acted as legal counsel. Citigroup Global Markets Inc. acted as financial advisor to Intermountain Industries and Willkie Farr & Gallagher, LLP acted as legal counsel.

MDU Resources will host a webcast at 11 a.m. EDT Wednesday, July 2, to discuss the acquisition. The webcast can be accessed at www.mdu.com. A webcast replay and audio replay will be available. The dial-in number for audio replay is (800) 642-1687 or for international callers, (706) 645-9291, conference ID 54416742.

The information in this release includes forward-looking statements, including statements by the president and chief executive officer of MDU Resources Group, Inc, and the president of Intermountain Industries, Inc., as well as the expected timing of closing the transaction, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the ability to obtain necessary regulatory approvals, the satisfaction of closing conditions, the ability to obtain financing and the ability to effectively integrate acquired operations. For a discussion of other important factors that could cause actual results to differ, refer to Item 1A – Risk Factors in MDU Resources’ most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, operating in three core lines of business: energy, construction materials and utility resources. MDU Resources includes natural gas and oil production, natural gas pipelines and energy services, construction materials and contracting, construction services, and electric and natural gas utilities. For more information about MDU Resources, see the company’s Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts:

Financial:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media:
Richard Matteson, director of communications and public affairs, (701) 530-1700
Mark Hanson, senior public relations representative, (701) 530-1093